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                                                                    EXHIBIT 99.1

PRESS RELEASE

HOUSTON, August 20 -- Transcontinental Gas Pipe Line Corporation proposes to make a private placement of approximately $300 million in senior notes to refinance existing debt, to fund capital expenditures and for other general corporate purposes. The company anticipates closing the offering later this month or early September.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The securities have not been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.